     As filed with the Securities and Exchange Commission on February 16, 2006


                                             Securities Act File No. 333-123443
                                     Investment Company Act File No. 811-05769

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                       [ ] PRE-EFFECTIVE AMENDMENT NO.




                       [X] POST-EFFECTIVE AMENDMENT NO. 1



                        (CHECK APPROPRIATE BOX OR BOXES)

                     VAN KAMPEN HIGH INCOME TRUST II
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)


                                 (800) 847-2424
                        (AREA CODE AND TELEPHONE NUMBER)


                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)


                                   COPIES TO:




                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700


================================================================================

                                EXPLANATORY NOTE


     The Joint Proxy Statement/Prospectus in the form filed on May 11, 2005 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, and the Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Registration Statement (File Nos. 333-123443 and 811-05769) as filed on May 5, 2005 are incorporated herein by reference.



     This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant, and to file, as Exhibit 16 to this Registration Statement, a power of attorney executed by certain officers of the Registrant and each of the current members of the Registrant's Board of Trustees.

PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION


        There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Van Kampen High Income Trust II (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-123433 and 811-05769) as filed with the Securities and Exchange Commission on May 5, 2005, which information is incorporated herein by reference.





ITEM 16.  EXHIBITS


     1.   (a)  Declaration of Trust and amendments thereto of the Registrant++



          (b) Certificate of Vote Establishing Preferred Shares and amendments thereto+++
     2.        Bylaws of the Registrant++
     3.        Not applicable
     4.        Form of Agreement and Plan of Reorganization++++
     5. (a) Form of specimen share certificate for Common Shares of the Registrant++
          (b)  Form of specimen share certificate for APS of the Registrant++
     6. Investment Advisory Agreement between the Registrant and Van Kampen Asset Management++
     7.        Not Applicable
     8.   (a)  Form of Trustee Deferred Compensation Plan++
          (b)  Form of Trustee Retirement Plan++
     9.        Custodian Contract and amendments thereto++
     10.       Not Applicable
     11.       Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom
               LLP++
     12.       Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP+
     13.  (a)  Transfer Agency Agreement++
          (b)  Auction Agency Agreement++
          (c)  Form of Broker-Dealer Agreement++
          (d)  (i)   Letter of Representation++
               (ii)  Form of Letter of Representations++
          (e)  Support Services Agreement++
          (f)  Fund Accounting Agreement and amendments thereto++
          (g)  Amended and Restated Legal Services Agreement++
     14.       Consent of independent registered public accounting firm++
     15.       Not Applicable
     16.       Power of Attorney+
     17.  (a)  Code of Ethics of Investment Adviser++
          (b)  Code of Ethics of the Funds++
     99.  (a)  Form of Proxy card for the Target Fund++
          (b)  Form of Proxy card for the Registrant++



+    Filed herewith.
++ Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-14, File Nos. 333-123443 and 811-05769, filed May 5, 2005.
+++ Filed as Appendix B to the Reorganization Statement of Additional Information, which has been incorporated herein by reference.
++++ Filed as Appendix A to the Reorganization Statement of Additional
     Information, which has been incorporated herein by reference.


ITEM 17. UNDERTAKINGS

     (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

     (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the Sate of New York, on February 16, 2006.


                                   VAN KAMPEN HIGH INCOME TRUST II


                                   By: /s/ Stefanie V. Chang Yu
                                       ------------------------------------
                                       Stefanie V. Chang Yu
                                       Vice President and Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



               SIGNATURES                               TITLE
               ----------                               -----

Principal Executive Officer:


          /s/ Ronald E. Robison*              President and
-------------------------------------------   Principal Executive Officer
              Ronald E. Robison


Principal Financial Officer:


          /s/ Phillip G. Goff*
-------------------------------------------   Chief Financial
              Phillip G. Goff                 Officer and Treasurer



Trustees:

          /s/ David C. Arch*                  Trustee
-------------------------------------------
              David C. Arch


          /s/ Jerry D. Choate*                Trustee
-------------------------------------------
              Jerry D. Choate


          /s/ Rod Dammeyer*                   Trustee
-------------------------------------------
              Rod Dammeyer

          /s/ Linda Hutton Heagy*             Trustee
-------------------------------------------
              Linda Hutton Heagy

          /s/ R. Craig Kennedy*               Trustee
-------------------------------------------
              R. Craig Kennedy

          /s/ Howard J Kerr*                  Trustee
-------------------------------------------
              Howard J Kerr




          /s/ Jack E. Nelson*                 Trustee
-------------------------------------------
              Jack E. Nelson




          /s/ Hugo F. Sonnenschein*           Trustee
-------------------------------------------
              Hugo F. Sonnenschein

          /s/ Wayne W. Whalen*                Trustee
-------------------------------------------
              Wayne W. Whalen

          /s/ Suzanne H. Woolsey*             Trustee
-------------------------------------------
              Suzanne H. Woolsey


* Signed by Stefanie V. Chang Yu pursuant to a power of attorney filed herewith.



          /s/ Stefanie V. Chang Yu          February 16, 2006
-------------------------------------------
              Stefanie V. Chang Yu
                Attorney-in-Fact

     Schedule Of Exhibits Post-Effective Amendment Filing No. 1 To Form N-14
                        Van Kampen High Income Trust II



12   Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP

16   Power of Attorney